Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

OceanPal Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share, underlying Class A Warrants	Rule 457(o)	8,838,236	$1.95	$17,234,562	0.0000927	$1,598
Total Offering Amounts				$1.95	$17,234,562		$1,598
Total Fee Offsets							—
Net Fee Due(3)							$1,598

(1)	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.
(2)	Calculated based on an assumed offering price of $1.95, which represents the closing sales price on the Nasdaq Capital Market of the registrant's common stock on January 11, 2022.
(3)	Previously paid.